                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                        PRINCIPAL FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

PRINCIPAL FINANCIAL GROUP LOGO

April 9, 2002

Dear Shareholder:

     You are cordially invited to attend the first annual meeting of shareholders of Principal Financial Group, Inc., to be held on Monday, May 20, 2002, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa.

     The notice of annual meeting and proxy statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Company during the past year and answer shareholder questions.

     We encourage you to read this proxy statement and vote your shares. You do not need to attend the annual meeting to vote. You may complete, date and sign the enclosed proxy card and return it in the envelope provided, or vote by proxy using the telephone or via the Internet. Thank you for acting promptly.

                                          Sincerely,

                                          /s/ J. Barry Griswell
                                          J. BARRY GRISWELL
                                          Chairman, President and Chief
                                          Executive Officer

                        PRINCIPAL FINANCIAL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 20, 2002

                             ---------------------

     The first annual meeting of shareholders of Principal Financial Group, Inc. (the "Company") will be held at 711 High Street, Des Moines, Iowa, on Monday, May 20, 2002, at 9:00 a.m., local time. The purpose of the meeting is to:

          1. Elect four directors, each for a term of three years ending at the annual meeting to be held in 2005 or until their respective successors are elected and qualified;

          2. Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002; and

          3.  Act on any other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 22, 2002, are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

- By telephone, by calling the toll-free telephone number listed on the proxy card;

- Through the Internet, by visiting the website noted on the proxy card; or

- By completing, signing and promptly returning the enclosed proxy card in the postage-paid envelope.

                                          By Order of the Board of Directors

                                          /s/ Joyce N. Hoffman
                                          JOYCE N. HOFFMAN
                                          Senior Vice President and Corporate
                                          Secretary

April 9, 2002

                               TABLE OF CONTENTS

Voting Procedures And Security Ownership....................    1
Proposal One -- Election Of Directors.......................    3
The Board Of Directors And Its Committees...................    5
Compensation Of Directors...................................    7
Audit Committee Charter And Report..........................    8
Proposal Two -- Ratification Of Appointment Of Independent
  Auditors..................................................    9
Security Ownership Of Certain Beneficial Owners And
  Management................................................   10
Executive Compensation......................................   12
Annual Report On Form 10-K..................................   23
Other Matters...............................................   23
Delivery Of Documents.......................................   23
Shareholders Proposals For 2003 Meeting.....................   24
Appendix A -- Audit Committee Charter.......................  A-1

                                PROXY STATEMENT

                        PRINCIPAL FINANCIAL GROUP, INC.
                                711 HIGH STREET
                             DES MOINES, IOWA 50392

                    VOTING PROCEDURES AND SECURITY OWNERSHIP

GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Principal Financial Group, Inc. (the "Company") in connection with the annual meeting of shareholders of the Company to be held on Monday, May 20, 2002, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the enclosed proxy card and the enclosed Annual Report for 2001 were first sent to shareholders on or about April 9, 2002.

     The Annual Meeting is the Company's first annual meeting of shareholders since becoming a publicly-held company. The Company became a publicly-held company effective October 26, 2001, upon the completion of the conversion of Principal Mutual Holding Company from a mutual insurance holding company to a stock company and the initial public offering of shares of the Company's common stock ("Common Stock") under the terms of the Plan of Conversion (the "Plan of Conversion"). This process is sometimes referred to herein as the "Demutualization." The Company is the ultimate parent of Principal Life Insurance Company ("Principal Life").

VOTING RIGHTS

     Only shareholders of record at the close of business on March 22, 2002, (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 359,673,132 shares of Common Stock outstanding. Each share outstanding on the record date is entitled to one vote on each matter to be voted on at the meeting.

     A plurality of the shares voting is required for the election of directors. Approval of each of the other matters that are before the meeting will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voting on the matter. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of one-third of the outstanding shares as of the Record Date. Proxies marked as abstaining and proxies containing broker non-votes on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum but will not be counted as shares voting on such matters. Votes will be tabulated under the supervision of Mellon Investor Services, LLC which has been designated by the Board of Directors to act as inspector of the election.

VOTING OF PROXIES

     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use at the Annual Meeting and all valid proxies will be voted. Except to the extent that contrary instructions are given by shareholders in the places provided in the proxy, it is the intention of the persons named in the proxy to vote "for" each of the nominees for the Board of Directors and "for" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company or by a proxy bearing a later date.

     Subject to the limitations described below, shareholders may vote by proxy as follows: (i) by using the accompanying proxy card, (ii) by telephone, or
(iii) through the Internet. When voting using any of these methods, as to the election of directors, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all nominees as a group. As to the other proposal, you may vote "for" or "against" the item or

"abstain" from voting. If you properly vote by proxy by any of the methods described herein but do not specify any choices, you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares on any matter that was not known on the date of this Proxy Statement but is properly presented at the Annual Meeting, including voting on the election of any substitute nominees selected by the Board of Directors in the event any nominees are unable or decline to serve.

     The expense of proxy solicitation will be borne by the Company. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by officers or regular employees of the Company. Also depending upon the response to the initial solicitation, the Company may retain an agent to assist the solicitation. The Company estimates that the cost of such assistance would be approximately $10,000, plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokers and others for expenses they incur in forwarding proxy materials to you.

VOTING BY PROXY CARD

     Any shareholder of record as of the Record Date may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

VOTING BY TELEPHONE OR THROUGH THE INTERNET

     If you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), you may, as an alternative to voting by mail, vote via the telephone or Internet (please see the accompanying proxy card for instructions on how to access the telephone and Internet voting systems). If you hold shares of Common Stock in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

VOTING SHARES HELD IN COMPANY PLANS

     Shares of Common Stock held in The Principal Select Savings Plans are held of record and are voted by the trustees of the respective plans. Participants in these plans may direct the trustees as to how to vote shares allocated to their accounts. A participant may give voting instructions by completing the voting instruction card or, by following the instructions on the card, provide voting instructions by telephone or through the Internet. The trustees of these plans will vote shares as to which they have not received voting instructions as the trustees determine in their sole discretion.

VOTING SHARES HELD IN DEMUTUALIZATION SEPARATE ACCOUNT

     In connection with the Demutualization, the Company issued shares of Common Stock to a separate account which Principal Life established to fund policy credits received as demutualization compensation by certain qualified employee benefit plans that own group annuity contracts issued by Principal Life. Although these shares are held of record and will be voted by Principal Life at the Annual Meeting, the plans may direct Principal Life how to vote shares allocated to plan accounts. A plan may give voting instructions by completing the voting instruction card that accompanies this proxy statement or, by following the instructions on the card, provide voting instructions by telephone or through the Internet. Principal Life will "mirror vote" separate account shares as to which it has not received direction. This means that Principal Life will vote the shares as to which it has not received direction in the same proportion -- for, against or abstain -- as the shares in the demutualization separate account for which it has received instructions.

     THE BOARD OF DIRECTORS URGES YOU TO EXERCISE YOUR RIGHT TO VOTE BY RETURNING THE ENCLOSED PROXY CARD, BY USING THE TELEPHONE OR THROUGH THE INTERNET.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Board of Directors of the Company (the "Board") is divided into three classes. One class is elected each year to hold office for a term of three years. At the Annual Meeting, four directors are to be elected to hold office until the annual meeting of shareholders to be held in the year 2005. Each of the nominees is currently a director. There is no cumulative voting, and the four nominees receiving the most votes will be elected by a plurality. The remaining directors of the Company, whose terms expire in 2003 or 2004, will continue to serve in accordance with their previous election or appointment.

     Unless authority is withheld by the shareholder, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for any substitutes selected by the Board. The name, age, principal occupation and other information concerning each current director and each nominee are set forth below.

     The Board of Directors recommends that shareholders vote "for" all the nominees.

  NOMINEES FOR CLASS I DIRECTORS FOR TERMS TO EXPIRE IN 2005.

BETSY J. BERNARD, 46

     Betsy J. Bernard has been a director of the Company since April 24, 2001, and of Principal Life since February 1999. Ms. Bernard has been President and Chief Executive Officer of AT&T Consumer since April 2001. Prior to April 2001, she was Executive Vice President -- National Mass Markets of Qwest Communications, formerly US WEST, from July 2000-January 2001. Prior to July 2000, she was Executive Vice President -- Retail Markets of US WEST from August 1998-June 2000; President and Chief Executive Officer of US WEST Long Distance from June 1998-August 1998; President and Chief Executive Officer of Avirnex Communications Group from December 1997-June 1998; President and Chief Operating Officer of Avirnex from July 1997-December 1997; and President and Chief Executive Officer of Pacific Bell Communications and Pacific Telesis from 1995-July 1997. She is an advisory member of the board of directors of Portview Communications, a telecommunications company. She is the Chair of the Nominating Committee and a member of the Board-Management Committee of the Board.

JOCELYN CARTER-MILLER, 44

     Jocelyn Carter-Miller has been a director of the Company since April 24, 2001, and of Principal Life since February 1999. Ms. Carter-Miller has been Executive Vice President and Chief Marketing Officer of Office Depot, Inc. since February of this year. Prior to that time, Ms. Carter-Miller held the position of Corporate Vice President and Chief Marketing Officer of Motorola, Inc. since February 1999. Prior to February 1999, she held the following positions with
Motorola: Vice President, CLQC, Consumer Solutions Group, Personal Communications Sector from 1998-1999; Vice President and General Manager, Worldwide Networks Division from 1997-1998; Vice President of Latin American and Caribbean Operations from 1994-1997. She is Chair of the Strategic Issues Committee and a member of the Audit Committee of the Board.

GARY E. COSTLEY, 58

     Gary E. Costley has been a director of the Company and Principal Life since February 25, 2002. Mr. Costley has been Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of consumer brands of food service products, since November 2001. He was Chairman, President and Chief Executive Officer of International Multifoods from 1997-2001. He is a director of International Multifoods and Pharmacopeia, Inc., a firm specializing in technology-based products and services that improve and accelerate drug discovery and chemical development. Mr. Costley is a member of the Human Resources Committee of the Board.

WILLIAM T. KERR, 59

     William T. Kerr has been a director of the Company since April 24, 2001, and of Principal Life since 1995. Mr. Kerr has been Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, since January 1998. He served as President and Chief Executive Officer of Meredith from 1997-1998 and as Meredith's President and Chief Operating Officer from 1994-1997. He is a director of Meredith, Maytag Corporation, a manufacturer of household appliances, and Storage Technology Corporation, a manufacturer of information storage and retrieval devices. Mr. Kerr is Chair of the Human Resources Committee and a member of the Executive and Board-Management Committees of the Board.

  CONTINUING CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2003.

J. BARRY GRISWELL, 53

     J. Barry Griswell has been Chairman, President and Chief Executive Officer of the Company and Principal Life since January 1, 2002, a director of the Company since April 24, 2001, and a Principal Life director since March 1998. Prior thereto, he had been President and Chief Executive Officer of the Company since April 25, 2001, and President and Chief Executive Officer of Principal Life since January 2000. Prior to January 2000, Mr. Griswell held the following positions with Principal Life: President from 1998-2000, and Executive Vice President from 1996-1998. He is a Chartered Life Underwriter, a Chartered Financial Consultant and a LIMRA Leadership Institute Fellow. He is Chair of the Executive and Board-Management Committees of the Board.

CHARLES S. JOHNSON, 63

     Charles S. Johnson has been a director of the Company since April 24, 2001, and of Principal Life since 1995. Mr. Johnson is the retired Executive Vice President of E. I. Du Pont de Nemours and Company, a chemical company, a position he held in 1999. Prior to his position with DuPont, he was Chairman, President and Chief Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural seed company, from December 1996-1999. He is a director of Gaylord Container Corporation, a manufacturer of corrugated containers. Mr. Johnson is a member of the Human Resources Committee of the Board.

RICHARD L. KEYSER, 58

     Richard L. Keyser has been a director of the Company and Principal Life since February 27, 2002. Mr. Keyser has served as Chairman of the Board of W.W. Grainger, Inc. a wholesale electronics company, since 1997, and as that company's Chief Executive Officer since 1995. Mr. Keyser is also a director of Rohm and Haas Company, a chemical company. Mr. Keyser serves on the Audit Committee of the Board.

DONALD M. STEWART, 63

     Donald M. Stewart has been a director of the Company since April 24, 2001, and of Principal Life since June 1979. Mr. Stewart has been President and Chief Executive Officer of The Chicago Community Trust, a philanthropic organization, since June 2000. Prior to June 2000, he was Senior Program Officer and Special Advisor to the President at the Carnegie Corporation of New York from July 1999-May 2000, and President of The College Board from 1986-June 1999. He is a director of The Campbell Soup Company, a food and beverage manufacturing firm, and The New York Times Company, a diversified media company. Mr. Stewart is a member of the Nominating Committee of the Board.

ELIZABETH E. TALLETT, 52

     Elizabeth E. Tallett has been a director of the Company since April 24, 2001, and of Principal Life since May 1992. Ms. Tallett has been President and Chief Executive Officer of Dioscor Inc., a pharmaceutical and biotechnology firm, since 1996 and Marshall Pharmaceuticals, Inc. since 2001. She is a director of Coventry Health Care, Inc., a managed health care company, IntegraMed America, Inc., a health services company, Varian, Inc., a supplier of scientific instruments, and Varian Semiconductor Equipment Associates, Inc., a semiconductor equipment company. Ms. Tallett is Chair of the Audit Committee and a member of the Executive and Board-Management Committees of the Board.

  CONTINUING CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2004.

DAVID J. DRURY, 57

     David J. Drury has been a director of the Company since April 24, 2001, and of Principal Life since 1993. Prior to January 1, 2002, he was Chairman of the Company since April 25, 2001, and Chairman of Principal Life since January 2000. Prior to 2000, Mr. Drury was Chairman and Chief Executive Officer of Principal Life from 1995 to 1999. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He is a member of the Executive Committee of the Board.

C. DANIEL GELATT, 54

     C. Daniel Gelatt has been a director of the Company since April 24, 2001, and of Principal Life since August 1988. Mr. Gelatt has been President of NMT Corporation, a computer software and microfilm service business, since 1986. He is a member of the Executive, Human Resources and Board-Management Committees of the Board.

SANDRA L. HELTON, 52

     Sandra L. Helton has been a director of the Company and Principal Life since May 21, 2001. Ms. Helton has been Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a diversified telecommunications corporation, since 1998. Prior to 1998, she was Vice President and Corporate Controller of Compaq Computer Corporation, a computer company, from 1997-1998. From 1994-1997, Ms. Helton was Senior Vice President and Treasurer of Corning Incorporated, a communications equipment company. She is a director of Telephone & Data Systems and U.S. Cellular Corporation, a wireless telecommunications company. She is a member of the Audit and Strategic Issues Committees of the Board.

VICTOR H. LOEWENSTEIN, 63

     Victor H. Loewenstein has been a director of the Company since April 24, 2001, and of Principal Life since August 1991. Mr. Loewenstein has been senior director of Egon Zehnder International, a management consulting firm, since November 2001. Prior to November 2001, he was managing partner of Egon Zehnder International since 1979. He is a member of the Nominating Committee of the Board.

FEDERICO F. PENA, 54

     Federico F. Pena has been a director of the Company since April 24, 2001, and of Principal Life since November 1999. Mr. Pena has been Managing Director of Vestar Capital Partners, an investment firm specializing in management buyouts, recapitalizations and growth capital investments, since 2000. He served as Vestar's Senior Advisor from 1998-2000. Prior to his joining Vestar, Mr. Pena was Secretary of the U.S. Department of Energy from 1996-1998. He is a director of Marsico Funds, a family of mutual funds, Valor Communications, a telecommunications company, and Sonic, Inc., a franchiser of drive-in restaurants. He is a member of the Nominating and Strategic Issues Committees of the Board.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The business and affairs of the Company are managed under the direction of the Board. The Board currently consists of 15 directors. The Board is divided into three classes. One class is elected each year to hold office for a term of three years. Of the 15 directors, five are Class I directors with terms expiring at the 2002 Annual Meeting, five are Class II directors with terms expiring at the 2003 annual meeting, and five are Class III directors with terms expiring at the 2004 annual meeting. Of the five Class I directors, only four are standing for re-election. The Board has fixed the number of directors at 14 effective as of the conclusion of the Annual Meeting.

     The Board held five meetings in 2001, and each of the directors then in office attended at least 75% of the aggregate of the meetings of the Board and the Committees of the Board of which the director was a member. The Committees established by the Board include the following:

AUDIT COMMITTEE

     The members of the Audit Committee are appointed by the Board from those members of the Board who are not officers or employees of the Company or its subsidiaries. The Audit Committee recommends to the Board the firm of independent certified public accountants to annually audit the Company's books and records and reviews and reports to the Board on the audit and non-audit activities of the independent auditors. Pursuant to the Audit Committee charter approved by the Board (a copy of which is attached to this Proxy Statement as Appendix A), the Committee also reviews and reports to the Board on accounting policies, internal controls, financial reporting practices and legal and regulatory compliance, and maintains through regularly scheduled meetings direct communication with the Company's financial management, internal auditors and independent auditors. The Audit Committee consists of four members, all of whom are "independent" and "financially literate" in accordance with applicable New York Stock Exchange listing standards. The current members of the Audit Committee are Ms. Tallett, Chair, Ms. Carter-Miller, Ms. Helton and Mr. Keyser. Mr. Keyser joined the Committee on February 27, 2002, replacing Mr. Johnson, who served in 2001. The Committee held two meetings in 2001.

HUMAN RESOURCES COMMITTEE

     The Human Resources Committee is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Human Resources Committee reviews and recommends to the Board the compensation for executive officers, including base salaries, incentive compensation and other benefits, acts upon management's recommendations for salary and supplemental employee compensation policies for all other employees, reviews and makes recommendations to the Board regarding the compensation of non-employee directors and reimbursement for their expenses, administers the Company's Stock Incentive Plan and Directors' Stock Plan, acts on management's recommendations that require director action with respect to all employee pension and welfare benefit plans, and oversees executive management succession planning. During 2001, the members of the Human Resources Committee were Mr. Kerr, Chair, Mr. Gelatt, and Ronald D. Pearson, currently a Class I director, who will retire from the Board effective May 20, 2002, after having served as a director of the Company since April 24, 2001, and of Principal Life since 1996. Presently, the members of the Committee are Mr. Kerr, Chair, Mr. Gelatt, Mr. Pearson, Mr. Costley, and Mr. Johnson. The Committee held three meetings in 2001.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. One of the members of the Human Resources Committee, Mr. Kerr, is the Chairman and Chief Executive Officer of Meredith Corporation ("Meredith"). In March 1999, Principal Life, for itself, and an affiliate of Principal Life, for accounts the affiliate manages, purchased in the ordinary course of business approximately $24 million of an aggregate of $200 million of notes issued by Meredith. Principal Life and its affiliate purchased notes in two of the three series issued by Meredith in transactions in which an insurance company unaffiliated with the Company was the lead lender. The notes held by Principal Life and its affiliate pay interest between 6.51% and 6.65%, and mature on March 1, 2005, and March 1, 2006.

     Principal Life, for itself, and an affiliate of Principal Life for accounts it manages, have also agreed to purchase in the ordinary course of business an additional $25 million of an aggregate $100 million of notes to be issued by Meredith in two series. In Series A, Principal Life will purchase $20 million of an aggregate $50 million of notes paying interest at 6.39% and maturing April 9, 2007; in Series B, Principal Life and its affiliate will purchase $5 million of an aggregate $50 million of notes paying interest at 6.62% and maturing April 9, 2008. Principal Life and its affiliate will purchase the notes in a transaction in which an insurance company unaffiliated with the Company will be the lead lender.

NOMINATING COMMITTEE

     The Nominating Committee is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Nominating Committee recommends a slate of candidates for election by shareholders at each annual meeting and proposes candidates to fill vacancies on the Board. Beginning with the 2003 annual meeting, the Committee will consider shareholder recommendations for directors sent to the Nominating Committee, c/o Ms. Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300. The members of the Nominating Committee are Ms. Bernard, Chair, Mr. Loewenstein, Mr. Pena, and Mr. Stewart. The Committee held two meetings in 2001.

EXECUTIVE COMMITTEE

     The Executive Committee has, during times between Board meetings, all the authority of the Board in the management of the Company's business, except that the Executive Committee has no authority for any matters as to which the Board has specifically directed otherwise and for certain matters set forth under law and in the By-Laws, including the authority to declare shareholder dividends or other distributions, fill vacancies on the Board or any Committee thereof, and adopt, amend or repeal the By-Laws. The current members of the Executive Committee are Mr. Griswell, Chair, Mr. Drury, Mr. Gelatt, Mr. Kerr, and Ms. Tallett. The Committee did not meet in 2001.

BOARD-MANAGEMENT COMMITTEE

     The Board-Management Committee reviews and recommends changes with respect to corporate governance matters, including the responsibilities of, and the relationships between each of, the Board, Board Committees, the Chief Executive Officer and other members of management, relationships with shareholders and the Board's structure, procedures, practices and overall performance. The current members of the Committee are Mr. Griswell, Chair, Ms. Bernard, Mr. Gelatt, Mr. Kerr, and Ms. Tallett. The Committee held one meeting in 2001.

                           COMPENSATION OF DIRECTORS

DIRECTORS' RETAINERS AND ATTENDANCE FEES

     Directors who are not officers or employees of the Company or its subsidiaries receive an annual retainer fee of $24,000. Non-employee directors who serve as Chair of a Board Committee receive an additional $5,000 annual retainer per chair. Non-employee directors are paid an attendance fee of $2,500 for each day of a Board meeting they attend and $1,300 for a Board Committee meeting they attend on the day of or day before a Board meeting. The fee for participation in a Board or Board Committee meeting held by telephone conference call is $1,000. Non-employee directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees under the Company's Deferred Compensation Plan for Non-Employee Directors.

DIRECTORS STOCK PLAN

     The purpose of the Directors Stock Plan is to enable the Company to attract, retain and motivate the best qualified non-employee directors and to foster a long-term aligning of interests between such directors and shareholders. Under the plan, the Human Resources Committee of the Board may, from time to time, grant options, restricted stock or restricted stock units to non-employee directors. No member of the Human Resources Committee may participate in any decisions with respect to his or her benefits under the plan unless the decision applies generally to all non-employee directors.

     On April 29, 2002, six months after the completion of the Demutualization, non-employee directors whose terms continue past the Annual Meeting will each receive options to purchase 2,000 shares of Common Stock. Non-employee directors first elected to the Board after April 29, 2002, will receive, upon election, an amount of options prorated with respect to the amount of time remaining until the next annual meeting of shareholders. At each annual meeting thereafter, each non-employee director then in office will receive options to purchase 2,000 shares of Common Stock. The exercise price will not be less than the fair market value of the shares on the date the option is granted. Except as otherwise determined by the Human Resources Committee, options will become exercisable in four approximately equal installments on the third, sixth, ninth and twelfth month anniversaries of the grant date; however, no options will become exercisable earlier than eighteen months following the completion of the Demutualization. Each option will expire, if not previously exercised in accordance with the terms of the plan, on the tenth anniversary of the grant date.

     Non-employee directors whose terms continue past the Annual Meeting will also receive on April 29, 2002, and subsequently elected non-employee directors will thereafter receive, grants of restricted stock units. The number received by each director on April 29, 2002, will be prorated with respect to the amount of time remaining in such director's term, so that Class III directors will receive 1,500 restricted stock units, Class II directors will receive 750 and Class I directors will receive none. Upon re-election, beginning with the Annual Meeting, each director will receive 1,500 restricted stock units. Restrictions on the sale or transfer of restricted stock units will lapse in substantially equal installments from the date of grant to the date of the end of such director's term, so that portions of each award vest four times per year. However, no restrictions will lapse earlier than eighteen months following the completion of the Demutualization.

     Subject to the terms and conditions of the plan, the Human Resources Committee may also grant options, restricted stock or restricted stock units to any non-employee director at any time, except that: (i) no grant may be made before the six month anniversary of the completion of the Demutualization; and
(ii) during the eighteen month period after the completion of the Demutualization, the aggregate number of shares granted pursuant to such discretionary option awards may not exceed 20,000 shares, and the aggregate number of shares granted pursuant to such discretionary restricted stock or restricted stock unit awards may not exceed 15,000 shares. The maximum number of shares that may be awarded under this plan is 500,000 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2001, Principal Residential Mortgage, Inc., the Company's mortgage banking subsidiary, extended mortgage loans in the ordinary course of its business to John E. Aschenbrenner and Larry D. Zimpleman, both executive officers of the Company. The original amount of Mr. Aschenbrenner's mortgage was $205,000 with an interest rate of 5.75%. The original amount of Mr. Zimpleman's mortgage was $300,000 with an interest rate of 6.5%. Principal Residential Mortgage, Inc. no longer owns either loan.

                       AUDIT COMMITTEE CHARTER AND REPORT

AUDIT COMMITTEE CHARTER

     The Audit Committee operates pursuant to a Charter approved by the Board, a copy of which is attached to this proxy statement as Appendix A. The Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal auditor and management of the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2001, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement of Accounting Standards ("SAS") 61 (Communications with Audit Committee). SAS 61, as amended, requires the independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, including a discussion of their quality, not just their acceptability, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

     The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Committee has considered whether the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee has also recommended (and the Board has approved, subject to shareholder ratification) the selection of Ernst & Young LLP to be the Company's independent auditors for the fiscal year ending December 31, 2002.

     As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company's independent auditors and management. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                          Elizabeth E. Tallett, Chair
                                          Jocelyn Carter-Miller
                                          Sandra L. Helton
                                          Charles S. Johnson

                        PROPOSAL TWO -- RATIFICATION OF
                      APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to shareholder ratification, the Board, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002. This firm and its predecessors have been employed by the Company or Principal Life in that capacity for many years. Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares represented at the meeting and voting on the matter. If the shareholders do not ratify this appointment, the matter of the appointment of independent auditors will be considered by the Board upon recommendation of the Audit Committee.

     The Board of Directors recommends that shareholders vote "for" such ratification.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company's 2001 consolidated financial statements.

AUDIT FEES

     The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, were approximately $1,566,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company incurred no fees from its independent auditors for the Company's most recent fiscal year for professional services rendered in connection with operating, or supervising the operation of, the Company's information system, managing the Company's local area network or designing and implementing hardware and software systems.

ALL OTHER FEES

     The Company estimates that the fees billed by its independent auditors for the Company's most recent fiscal year for other services totaled approximately $5,429,000. Approximately $4,568,000 was audit related for professional audit services provided for the statutory audit of Principal Life and the audits of separate accounts, the various subsidiaries of Principal Life, and other related audit work, including acquisitions and Demutualization work. The balance of $861,000 in professional fees was for other services rendered by its independent auditors for the Company's most recent fiscal year, including work performed with respect to financial projections, actuarial and investment analysis process, management information reporting, tax consulting and other related compliance, consulting and analysis projects.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated below, the following table shows, as of March 15, 2002, beneficial ownership of shares of the Common Stock by (i) the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Except as otherwise indicated below, each of the individuals named in the table has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares set forth opposite his or her name.

     As of March 15, 2002, due to restrictions contained in the Plan of Conversion, the only shares of Common Stock that directors (except for Mr. Costley and Mr. Keyser) or executive officers could beneficially own were the shares that they, their spouses or other immediate family members received as policyholders or participants in a pension plan that was an eligible policyholder in connection with the Demutualization. With the exception of Mr. Keyser's shares, all shares reflected in the following table with respect to directors or executive officers were issued in connection with the Demutualization. Mr. Keyser purchased his shares before becoming a director.

                                                               NUMBER OF SHARES    PERCENT OF COMMON
NAME                                                          BENEFICIALLY OWNED   STOCK OUTSTANDING
----                                                          ------------------   -----------------
Northern Trust Corporation(1)...............................      54,505,365             14.52%
  50 South LaSalle Street
  Chicago, Illinois 60675
Betsy J. Bernard............................................             126                 *
Jocelyn Carter-Miller.......................................             170                 *
Gary E. Costley.............................................               0                 *
C. Daniel Gelatt(2).........................................         121,710                 *
Charles S. Johnson..........................................             666                 *
William T. Kerr.............................................             737                 *
Richard L. Keyser...........................................           1,000                 *
Victor H. Loewenstein.......................................             158                 *
Ronald D. Pearson...........................................             158                 *
Federico F. Pena............................................             101                 *
Donald M. Stewart...........................................             327                 *
Elizabeth E. Tallett........................................             133                 *
J. Barry Griswell(3)........................................           1,239                 *
David J. Drury(3)...........................................           1,875                 *
Michael H. Gersie(3)........................................             967                 *
John E. Aschenbrenner(3)....................................           1,401                 *
Michael T. Daley(3).........................................              31                 *
All current directors and executive officers as a group (24
  persons)..................................................         136,726                 *

---------------

 * The number of shares represents less than one percent of the number of shares of Common Stock outstanding.

(1) The information regarding beneficial ownership by Northern Trust Corporation is based solely on a Schedule 13G filed by it with the Securities and Exchange Commission ("SEC") on February 14, 2002, which provided information as of December 31, 2001. According to the Schedule 13G, Northern Trust has sole voting power with respect to 1,610,184 shares; shared voting power with respect to 1,076,822 shares; sole investment power with respect to 54,141,600 shares; and shared investment power with respect to 234,615 shares. Northern Trust Investments, Inc., a subsidiary of Northern Trust Corporation, serves as portfolio manager of the Principal Life separate account established in connection with the Demutualization. As of December 31, 2001, the demutualization separate account held 51,484,214 shares of Common Stock.

(2) Includes 121,506 shares held by The Gelatt Corporation of which Mr. Gelatt is a controlling shareholder, director and executive officer.

(3) Includes the following shares held in the demutualization separate account for the benefit of each person indicated, as to which none of such persons has voting power: Mr. Griswell, 373; Mr. Drury, 691; Mr. Gersie, 441; Mr. Aschenbrenner, 560; and Mr. Daley, 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. SEC regulations also require such persons to furnish the Company with copies of all such reports. Based solely upon its review of the copies of such reports furnished to it, the Company believes that during fiscal year 2001 all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     Since the Company's formation in April 2001, none of its officers or other personnel have received any compensation from the Company. All compensation has been paid to such individuals in their capacities as officers and/or directors of Principal Life, with an allocation of their compensation to be made for services rendered to the Company. The Company will pay the amount of such allocation to Principal Life pursuant to a cost allocation agreement. To the extent any employees of the Company cease also to be employees of Principal Life, their salaries will be paid by the Company.

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and other four most highly compensated executive officers (collectively, the "Named Executive Officers") employed as of December 31, 2001, for services rendered during the fiscal years ended December 31, 2001 and 2000:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                             ANNUAL COMPENSATION            COMPENSATION
                                    -------------------------------------   ------------
                                                           OTHER ANNUAL         LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)   COMPENSATION(2)    PAYOUTS(3)    COMPENSATION(4)
---------------------------  ----   --------   --------   ---------------   ------------   ---------------
J. Barry Griswell..........  2001   $919,231   $845,692      $      0         $516,963         $38,935
  President and CEO          2000    841,346    378,606             0          316,888          33,783
David J. Drury.............  2001    825,000    493,350             0          731,099          35,887
  Chairman                   2000    825,000    371,250             0          479,538          37,205
Michael H. Gersie..........  2001    367,308    212,488             0          296,636          15,069
  Executive Vice President   2000    333,269    134,974             0          303,737          13,978
  and CFO
John E. Aschenbrenner......  2001    384,615    225,000             0          237,309          15,435
  Executive Vice President   2000    318,269    128,899             0          295,727          13,211
Michael T. Daley...........  2001    387,030    228,928       243,650          248,103          14,150
  Executive Vice President   2000    175,590     71,114        32,285          323,077          13,930

---------------

(1) The amounts shown for 2001 represent the 2001 incentive compensation awards paid in 2002 under the Company's Incentive Pay Plan.

(2) The amounts shown represent reimbursement of relocation and moving expenses.

(3) The amounts shown for 2001 represent the 2001 long-term incentive plan awards, both paid and deferred in 2002 under the Company's Long-Term Performance Plan.

(4) The amounts shown for each executive officer named above are the total of the Company's contributions to the 401(k) Plan in which all Company employees are generally eligible to participate, and contributions to the Company's Excess Plan, a non-qualified supplemental executive retirement plan. For the year ending December 31, 2001, the Company's contributions to the 401(k) Plan were as follows: Mr. Griswell, $3,846; Mr. Drury, $3,894; Mr. Gersie, $3,938; Mr. Aschenbrenner, $3,937; and Mr. Daley, $3,938. The Company's contributions to the Excess Plan for that year were as follows:
    Mr. Griswell, $35,089; Mr. Drury, $31,993; Mr. Gersie, $11,131; Mr.
    Aschenbrenner, $11,498; and Mr. Daley, $10,212.

INCENTIVE PAY PLAN

     Under the Company's Incentive Pay Plan ("PrinPay Plan"), most Company employees are eligible to receive additional, annual compensation for any year if certain performance targets are met and if the Company has achieved threshold performance objectives specified in the PrinPay Plan. Awards are paid by March 15 of the following year. At the beginning of a plan year, target cash award opportunities are established for eligible employees at varying percentages of base salary. The achievement of target awards for a participant is based on meeting target performance measures for the components of the PrinPay Plan applicable to that participant. These components are corporate and individual in the case of the most senior executive officers, including the Named Executive Officers, corporate, business unit and individual in the case of other executive officers and more senior employees, and corporate and business unit in the case of all other participants. The relative weight of each component varies among classes of participants. The PrinPay Plan provides that corporate performance measures may include, but are not limited to, return on equity, operating earnings, earnings before income taxes, deposits, depreciation and amortization, budget, customer satisfaction and total shareholder return. The Human Resources Committee reviews and approves corporate performance measures for all participants and business unit and individual performance measures for executive officers. The amounts actually paid as awards may be less than, equal to or greater than the target awards initially established depending on the relationship of actual performance results to target performance measures. The PrinPay Plan permits the Human Resources Committee in comparing actual performance results to target performance measures to make adjustments for extraordinary items and events not taken into consideration in establishing the target measures. In approving awards for 2001, the Human Resources Committee determined that the result obtained for corporate performance should be set at 85% of the target for overall corporate performance. This adjustment affected all participants. The extent to which it affected any particular participant depended on the relative weight of the corporate component to the other components applicable to the participant.

LONG-TERM PERFORMANCE PLAN

     The Company's Long-Term Performance Plan affords eligible executives, including the Named Executive Officers, the opportunity to share in the success of the Company if the Company achieves specified performance objectives over periods of three calendar years. At the beginning of each such performance period, the Human Resources Committee awards executives a number of performance units based on incentive opportunity targets established as percentages of base salaries and the beginning values of the units. At the end of each three-year performance period, the number of performance units held by an executive will be adjusted by a performance multiplier. This multiplier is a percentage determined by a matrix the Human Resources Committee establishes at the beginning of each performance period. The matrix establishes the various performance objectives to be achieved and the levels of reward that participating executives will receive if the Company achieves stated levels of performance. The amount payable to each participating executive at the end of each performance period is equal to the product of the number of performance units initially awarded multiplied by (i) the percentage derived from the performance matrix and (ii) the value of such units at the end of the performance period. The value of a performance unit has been determined using a multiple of 10 times the product of the average return on equity for the prior three years and the adjusted consolidated GAAP equity as of the end of the performance period, divided by the number of units available to be granted under the plan. This formula was used, and will be used, to determine the value of performance units at the beginning and end of each of the 1999-2001 and 2000-2002 performance periods and at the beginning of the 2001-2003 performance period. The units in the 2001-2003 performance period will be converted to a valuation based on the price of the Common Stock using the average trading price of the Common Stock during a 20-day period in June 2002. The value of a performance unit at the beginning of the 2002-2004 performance period will be based on the average trading price of the Common Stock during a 20-day period in May 2002. The value of all other performance units for all performance periods ending after December 2002 will be based on the average trading price of the Common Stock during the last 20 trading days in December of each year. Notwithstanding the foregoing, no payments may be made in respect of any performance period if threshold performance objectives established by the Human Resources Committee with respect to such performance period are not satisfied. The Human Resources Committee has determined that, commencing April 29, 2002, payouts under the Long-Term Performance Plan will be made in cash, Common Stock or a combination of cash and Common Stock, as elected by a participant.

     Listed below are the awards granted under the Long-Term Performance Plan in 2001 with respect to the 2001-2003 performance period.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE      ESTIMATED FUTURE PAYOUTS BASED ON
                                        NUMBER OF    PERIOD UNTIL              CURRENT FORMULA
                                       PERFORMANCE    MATURATION    --------------------------------------
NAME                                    UNITS(1)      OR PAYOUT     THRESHOLD(2)   TARGET(3)    MAXIMUM(4)
----                                   -----------   ------------   ------------   ----------   ----------
J. Barry Griswell
  President and CEO..................    13,085        12/31/03          $0        $1,365,289
David J. Drury
  Chairman...........................    11,671        12/31/03           0         1,217,752
Michael H. Gersie
  Executive Vice President and CFO...     4,187        12/31/03           0           436,872
John E. Aschenbrenner
  Executive Vice President...........     4,414        12/31/03           0           460,557
Michael T. Daley
  Executive Vice President...........     4,414        12/31/03           0           460,557

---------------

(1) The number of performance units granted was determined by reference to the three year average return on equity for the 1998-2000 performance period and other factors, including salary levels.

(2) Payouts under the plan will be zero if threshold performance targets are not met. The threshold targets for the 2001-2003 performance period are based upon achievement of prescribed levels of the risk based capital ratio of Principal Life, and consolidated GAAP equity, return on equity and operating earnings for the Company.

(3) Principal Life did not achieve target in the year 2001. See the Summary Compensation Table above for payout information with respect to the year 2001.

(4) Because the formula will be based on the Company's Common Stock price in December 2003, the payout under the plan could be unlimited.

ADDITIONAL STOCK OWNERSHIP PLANS

     As a result of having become a stock company, the Company is in a position and expects to make increasing use of stock-based executive and employee incentive compensation. In this connection, the Board in 2001 adopted the Company's Stock Incentive Plan and Employee Stock Purchase Plan which are described below. There are, however, a number of restrictions under the Plan of Conversion which will delay the Company's full use of such compensation. Thus:

     - until six months after completion of the Demutualization, the Company may not award any stock options, stock grants or other stock-based grants to any executive officers or directors, and they may not purchase shares of Common Stock or receive distributions of stock under the Long-Term Performance Plan; and

     - until eighteen months after completion of the Demutualization, the Company may not issue any shares of Common Stock to participants under the Company's Excess Plan (the Company's non-qualified defined contribution retirement plan) and no stock incentive awards to executive officers or awards to directors may become exercisable or distributable except in cases of death or disability or other limited circumstances.

     Beginning on April 29, 2002, the Company will be able to grant stock options to executive officers under the Stock Incentive Plan and make payouts to such executives under the Long-Term Performance Plan in stock as well as cash.

     The maximum number of shares of Common Stock that may be awarded under the Long-Term Performance Plan, the Stock Incentive Plan, the Excess Plan, the Directors Stock Plan described above, and any new plan awarding shares of Common Stock, in the five years following the completion of the Demutualization is 6% of the number of shares outstanding immediately following the completion of the Demutualization, unless the shareholders vote to increase the maximum number, and the number of shares that may be awarded in the eighteen months following the completion of the Demutualization is limited to 40% of such maximum.

     Stock Incentive Plan. Under the Stock Incentive Plan, the Human Resources Committee may from time to time grant to the Company's executive officers stock options (both nonqualified options and options qualifying as incentive stock options under the Internal Revenue Code), stock appreciation rights (i.e., rights to receive cash or stock based on the appreciation in value of the Common Stock from the date of grant), restricted stock (i.e., awards of Common Stock subject to restrictions on transferability and a risk of forfeiture) and restricted stock units (i.e., contractual rights to receive cash or Common Stock in the future that are the economic equivalent of an award of restricted stock).

     Stock options are expected to be the primary grant form under the Stock Incentive Plan. Stock options are granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant, are generally exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant and continue to be exercisable for up to ten years. Stock appreciation rights granted by the Human Resources Committee may be either free standing awards or awards that are related to a stock option in such a manner that the exercise of either the stock appreciation right or the stock option will cause the cancellation of the other award. The terms and conditions applicable to grants of stock appreciation rights are substantially the same as those that apply to grants of stock options.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan affords virtually all employees of the Company and its subsidiaries the opportunity to buy shares of Common Stock at a discount from the prevailing fair market value. The number of shares of Common Stock issuable pursuant to options under the plan may not exceed 2% of the total number of shares outstanding immediately following the Company's initial public offering. Under the plan as currently administered, participating employees are granted options, each with a term of not more than one calendar quarter, to purchase shares of Common Stock at a price not less than 85% of the fair market value of the shares as of the date of grant. The Human Resources Committee has determined that the exercise price may be as low as 85% of the fair market value of the shares as of the exercise date, provided that the exercise date price is less than the grant date price. The phrase "fair market value" is defined by the plan to be the closing price of the shares reported on the principal exchange, or the last reported trade on the national quotation system, on which such transactions are reported on the grant date, or the exercise date, whichever is applicable. Generally, if an employee leaves the Company or one of its subsidiaries for any reason other than death or permanent disability, any outstanding options granted to him or her will terminate and his or her individual account will be returned to him or her.

RETIREMENT PLAN INFORMATION

     Principal Life maintains a qualified defined benefit retirement plan and a nonqualified supplemental pension plan (i.e., a supplemental executive retirement plan for employees, or "SERP"). The SERP provides for supplemental pension benefits in excess of the benefit limits provided by the Employee Retirement Income Security Act of 1974 and benefit and compensation limits provided under the Internal Revenue Code.

     The table below provides for the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the combined retirement plans. These benefits are computed on a straight-life annuity basis, age 65 retirement, reduction of an annual social security benefit of $21,180 (maximum allowed in 2001), and the number of credited years of service and average final compensation equal to the amounts indicated. A participant whose maximum credited years of service exceed 35 years upon retirement at age 65 will be entitled to benefits substantially comparable to the benefits available to a participant whose credited years of service equal 35 years upon retirement at age 65.

     Effective January 1, 2002, the Company has a cash balance pension plan for all new employees. Existing employees will get the higher of their current plan or the new cash balance plan benefits when they retire.

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                                 ---------------------------------------------------------------
REMUNERATION                       10        15        20         25          30          35
------------                     -------   -------   -------   ---------   ---------   ---------
$600,000.......................  105,377   158,066   210,754     263,443     316,131     368,820
$700,000.......................  123,949   185,923   247,897     309,871     371,846     433,820
$800,000.......................  142,520   213,780   285,040     356,300     427,560     498,820
$900,000.......................  161,091   241,637   322,183     402,729     483,274     563,820
$1,000,000.....................  179,663   269,494   359,326     449,157     538,989     628,820
$1,100,000.....................  198,234   297,351   396,469     495,586     594,703     693,820
$1,200,000.....................  216,806   325,209   433,611     542,014     650,417     758,820
$1,300,000.....................  235,377   353,066   470,754     588,443     706,131     823,820
$1,400,000.....................  253,949   380,923   507,897     634,871     761,846     888,820
$1,500,000.....................  272,520   408,780   545,040     681,300     817,560     953,820
$1,600,000.....................  291,091   436,637   582,183     727,729     873,274   1,018,820
$1,700,000.....................  309,663   464,494   619,326     774,157     928,987   1,083,820
$1,800,000.....................  328,234   492,351   656,469     820,586     984,703   1,148,820
$1,900,000.....................  346,806   520,209   693,611     867,014   1,040,417   1,213,820
$2,000,000.....................  365,377   548,066   730,754     913,443   1,096,131   1,278,820
$2,100,000.....................  383,949   575,923   767,897     959,871   1,151,846   1,343,820
$2,200,000.....................  404,520   603,780   805,040   1,006,300   1,207,560   1,408,820

     The plans will provide pension benefits for Messrs. Griswell, Drury, Gersie, Aschenbrenner, and Daley. Average final compensation under the retirement plans will be based on each executive's salary and bonus under the incentive pay plan. These amounts with respect to 2001 are shown under the "Salary" and "Bonus" columns opposite the names of these executives in the Summary Compensation Table above. The years of service of each of the named executives for eligibility and benefit purposes as of December 31, 2001, were as follows: Mr. Griswell, 14 years; Mr. Drury, 36 years; Mr. Gersie, 31 years; Mr. Aschenbrenner, 30 years; and Mr. Daley, 2 years. These executives will also receive an additional benefit based on the service they earned prior to January 1, 1989.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement dated May 19, 2000, with J. Barry Griswell pursuant to which Mr. Griswell will continue in his capacity as the Company's President and Chief Executive Officer for an employment term of three years from such date. This three-year term will automatically be extended for additional two-year terms unless either Mr. Griswell or the Company notifies the other of the intention not to extend the agreement. Under this agreement, Mr. Griswell's annual salary was originally established at $850,000 but is periodically adjusted in accordance with the Company's regular policy, and Mr. Griswell participates in the Company's annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans.

     The employment agreement provides that Mr. Griswell will be entitled to certain severance benefits in the event that his employment terminates under certain circumstances. These benefits are substantially similar to the severance benefits to which Mr. Griswell would be entitled pursuant to the "change of control" agreement described below, except that in the case of a termination of his employment where there has not been a change of control, Mr. Griswell will generally be entitled to two times the amounts indicated below, not three times.

     The Company has entered into "change of control" employment agreements with Mr. Griswell and each of the other Named Executive Officers. The purpose of these agreements is to assure the covered executive that, following a "change of control" (as defined in the agreements and as set forth below) or related events, he will receive substantially comparable compensation and benefits and have substantially comparable terms and conditions of employment as those he enjoyed prior to the occurrence of such event. To that end, in the event of a change of control, these agreements:

     - mandate that the executive receive specified levels of salary, incentive compensation and benefits for a period of not less than two years following the occurrence of a change of control;

     - provide for the immediate vesting of all options and shares of restricted stock then held by each executive, unless, in the case of a merger or similar acquisition, the applicable acquisition agreement provides that the options are to be assumed by the acquirer, in which case only the restricted stock will vest; however, there can be no exercise of options nor distribution of restricted stock awards until eighteen months following the completion of the Demutualization;

     - provide for a payment to be made to each executive, within 10 days of a change of control, of a pro rata portion of any annual bonus and/or long-term incentive award then outstanding, in respect of the applicable periods prior to the change of control;

     - provide that, within 10 days of a change of control, the outstanding account balances for each executive under any non-qualified deferral or supplemental benefits program, whether vested or unvested, will vest and be paid; and

     - assure each executive of receiving a specified level of termination benefits in the event that his employment is terminated without "cause" or by the executive voluntarily for "good reason."

     For this purpose, "good reason" means adverse changes in the terms and conditions of the executive's employment, including:

     - any failure to pay the executive's base salary or any required increase in salary;

     - any failure to pay the executive's annual bonus or any reduction in the executive's annual bonus opportunity;

     - any material adverse change in the executive's position (including offices, titles or reporting requirements, but not reporting responsibilities), authority or duties under the agreement; or

     - any material reduction in the executive's aggregate compensation and benefits or relocation of the executive to any office or location other than the location at which he worked prior to the change of control.

     The benefits to be paid or provided under the agreements upon a qualifying termination include:

     - a lump sum severance benefit equal to three times the sum of the executive's annual base salary, target annual bonus and annualized target long-term bonus; provided that the annualized target long-term bonus will not be included as part of the severance benefits if the executive's termination occurs on or after the third anniversary of the date we first make a grant of stock options to a peer executive;

     - the immediate vesting of all stock options and shares of restricted stock or similar awards then held, except that there can be no option exercise or distribution of restricted stock until eighteen months following the completion of the Demutualization;

     - a pro-rated annual bonus for the year of termination and a pro-rated long-term incentive plan payment for each cycle then in progress, minus, in each case, the amount, if any, paid in respect of such annual or long-term incentive plan at the time of the change of control;

     - the unpaid account balances under any non-qualified deferral or supplemental benefits program, whether vested or unvested;

     - the lump sum value of the additional retirement benefits the executive would have accrued had he become fully vested in all such previously-unvested benefits, accrued three additional years of service and received the lump-sum severance benefits described above, excluding the long-term incentive plan bonuses, as covered compensation during such assumed additional years of service;

     - an additional payment to offset any excise tax imposed under section 4999 of the Internal Revenue Code, but only if the after-tax amount of the additional payment would exceed 10% of the after-tax benefits the executive would receive if the executive's benefits were limited to an amount such that the payments would not be subject to the excise tax; and

     - the reimbursement for legal fees and other related expenses required to secure, preserve or obtain benefits under the agreements.

     In addition, until the third anniversary of the date of the executive's termination, the executive shall continue to receive welfare benefits, including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs, which are at least as favorable as the most favorable programs at the same costs applicable to peer executives and their families who are actively employed after such termination date.

     Mr. Griswell has agreed that for two years, and the other Named Executive Officers have agreed that for one year, following a termination of employment that results in the executive receiving the severance benefits described above, the executive will not engage or participate in, or become employed by or serve as a director of or consultant to, a competing business; nor will the executive solicit employees or customers, or interfere with the relationship we have with our employees or customers.

     For purposes of these agreements, a change of control will mean any one or more of the following events:

     - any person becoming the beneficial owner of 25% or more of the Common Stock;

     - the individuals then serving as members of the Board who were members of the Board as of the date of the agreements cease for any reason to constitute at least a majority of the Board, provided that, for this purpose, any subsequently-appointed or elected member of the Board whose election or nomination for election (unless such election, nomination or appointment was in connection with an actual or threatened proxy contest) was approved by a vote or written consent of at least a majority of the incumbent directors then in office and the directors elected or nominated in a manner consistent with the conditions of this provision shall be treated as an incumbent director; or

     - the consummation of a merger, reorganization, consolidation or similar transaction other than a transaction immediately following which the shareholders of the Company continue to own more than 60% of the voting securities of the surviving corporation or its ultimate parent corporation; or approval by the shareholders of the Company of a plan or agreement for the sale or other disposition of all or substantially all of its consolidated assets or a plan of liquidation.

     However, if specific conditions are met, a reorganization transaction of the type outlined in the third item above may not trigger the full protection otherwise afforded to management under such agreements because the requisite conditions will afford management reasonable protection that there will be a reasonable continuity of the business conditions that existed prior to the occurrence of such event. These conditions are that:

     - immediately following any such transaction, the shareholders of the Company must continue to own more than 40% of the voting securities of the surviving corporation or its ultimate parent corporation;

     - no person is or becomes the beneficial owner of 25% or more of the voting securities of the corporation surviving such reorganization transaction, or its parent;

     - for two years, directors who were in office immediately preceding the reorganization transaction continue to constitute not less than (i) a majority of the Board if, immediately following any such transaction, the shareholders of the Company continue to own more than 50% of the voting securities of the surviving corporation or its ultimate parent corporation or (ii) one member less than a majority of the Board, if immediately following any such transaction, the shareholders of the Company continue to own more than 40% but less than 50% of the voting securities of the surviving corporation or its ultimate parent corporation; and

     - the person who was the chief executive officer of the Company immediately prior to the first to occur of (x) the day prior to the first occurrence of certain events leading to the transaction or (y) the day prior to the effective date of the transaction shall serve as the chief executive officer of the surviving corporation at all times during the period commencing on the effective date and ending on the first anniversary of the effective date.

     If any of the conditions described in the second, third or fourth items above cease to be satisfied, then the full benefit of the protection afforded under such agreements will become operative.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report on executive compensation is submitted by the Human Resources Committee of the Board (the "Committee"). The members of the Committee are directors who are not employees or former employees of the Company or its subsidiaries.

     The Committee reviews and recommends to the Board the total compensation for the Chief Executive Officer ("CEO") and the other executive officers of the Company, including the other Named Executive Officers. Total compensation includes base salary and annual and long-term incentive compensation.

     The Committee is assisted by the Company's human resources department personnel and, from time to time, by an independent compensation consultant. They provide the Committee with statistical information and advice on competitive compensation practices and trends in the marketplace, including information derived from compensation surveys published by other independent compensation consultants. During 2000 and 2001, in preparation for the Demutualization, including the Company's initial public offering, members of the Committee received special presentations and written materials from the Committee's independent compensation consultant that compared its compensation practices for executive officers to those of a number of other companies, primarily leading life insurance companies and asset management and accumulation companies, with which the Company and its businesses compete.

     In addition to reviewing comparative compensation information, the Committee takes into account in making its recommendations for base salary and annual and long-term incentive opportunities the annual performance evaluations for each executive officer. The performance of the CEO is evaluated in executive session by the non-employee directors, reviewed with the CEO by the Board-Management Committee, and considered by the Committee in determining the CEO's compensation to be recommended to the Board. The performance of each of the other executive officers is evaluated initially by the CEO or another executive officer to whom each reports and then reported to and considered by the Committee.

  COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation philosophy is to provide executive compensation programs that are competitive with those offered by comparable companies engaged in similar businesses in the financial services industry, that are performance oriented, and that will assure that the Company's executives possess the skills and talents necessary to advance the Company's goals. The overall objectives of the Company's compensation philosophy are to:

     - Attract, retain and motivate high-performing executives needed to accomplish our corporate goals;

     - Create a performance oriented environment in which executives earn rewards based on individual performance and achievement of corporate results;

     - Align compensation and benefit offerings with business strategy, key financial goals and competitive market data; and

     - Align the financial interests of the Company's executives with those of its shareholders through stock-based rewards and encouraging acquisition and retention of company stock.

     In line with this philosophy and these objectives, the Company's total compensation for its executive officers with respect to 2001 is based on the compensation components and practices discussed below. While, under the terms of the Plan of Conversion, the Company was unable to use stock-based incentives for executives during 2001, beginning in April, 2002 the Committee will be able to grant stock options to the Company's executives and make long-term incentive payments in stock as well as cash.

     The Committee has endorsed a recommendation from the CEO and adopted a policy which provides that each executive officer, over the five-year period commencing with the Company's initial public offering, must attain a significant ownership position with respect to Company stock based on an applicable multiple of the executive officer's base salary.

  COMPENSATION COMPONENTS AND PRACTICES

     The key components of total compensation are: (1) base salary; (2) annual incentives; (3) long-term incentives; and (4) benefits. The combination and relative weighting of these components reflect the Committee's belief that executive compensation should be closely tied to the Company's performance. The Committee generally sets annual and long-term pay opportunities for the Company's executives at the median for those companies with which the Company's compensation practices are compared as described above. The Committee intends that a substantial portion of each executive's total compensation be at risk under annual and long-term incentive plans using performance measures as the bases for awards. Generally, the greater the responsibility and scope of the executive position within the Company, the greater will be the amount of total compensation based on incentive plans.

  (1) Base Salary

     Executive officer base salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual. These salary figures are compared to the competitive base salaries for comparable positions based on statistical data provided or reviewed by the Company's independent compensation consultant. The Committee reviews base salaries for executive officers annually and recommends adjustments as appropriate based on individual performance, executive salary trends and market data.

  (2) Annual Incentives

     Under the PrinPay Plan, a target cash award opportunity is established annually for each executive officer as a percentage of base salary. Actual award amounts may be more or less than the target award opportunities and are based on the satisfaction of a combination of corporate, business unit and individual performance targets to which differing weights are assigned. For 2001, the Committee approved for executive officers, including the Named Executive Officers, target awards at ranges of 65% to 100% of base salary for achieving performance at target and maximum awards of 130% to 200% of base salary for achieving performance above target. Awards for the most senior executive officers, including the Named Executive Officers, are based on corporate and individual performance measures. The Committee set the corporate performance award at 85% of target after making an adjustment as discussed under "Executive Compensation -- Incentive Pay Plan." Attainment of individual performance targets varied among the executive officers.

  (3) Long-Term Incentives

     LONG-TERM PERFORMANCE PLAN. Under the Company's Long-Term Performance Plan, executive officers, including the Named Executive Officers, receive awards if specified corporate performance objectives are achieved over a three calendar-year performance period. For each participant and each performance period, the Committee establishes an incentive opportunity target (expressed as a percentage of base salary for the first year in such period) and awards a number of performance units based on such target based on the value of a performance unit at the beginning of the period. At the time it establishes incentive opportunity targets, the Committee also determines the financial and strategic business goals against which corporate performance will be measured. At the end of each three-year performance period, the Committee assesses actual financial and strategic performance, determines what target levels have been achieved, and following the procedures set forth in the Long-Term Performance Plan, determines each participant's award using the value of a performance unit at the end of the period. Awards under the Long-Term Performance Plan are approved by the Board.

     For the three-year performance period ended December 31, 2001, the Company achieved its financial and strategic performance goals as follows: by achieving approximately 61% of target levels of earnings and the year-three return on equity, and 99% of its customer/client satisfaction target level. The resulting awards for the Named Executive Officers for the 1999-2001 performance period are shown in the Summary Compensation Table. For the three-year performance period beginning January 1, 2001, the Committee awarded performance units as described above. The awards for the Named Executive Officers for the 2001-2003 performance period are shown in the Long-Term Incentive Plans -- Awards Last Year Table and represent incentive targets ranging approximately from 60% to 75% of base salary in 2001.

     STOCK INCENTIVE PLAN. Beginning April 29, 2002, the Company will be able to grant stock-based incentives to its executive officers, including the Named Executive Officers, under the Company's Stock Incentive Plan. Stock-based incentives under this Plan may include stock options (both nonqualified options and options qualifying as incentive stock options under the Internal Revenue
Code), stock appreciation rights, restricted stock and restricted stock units.

  (4) Benefits

     The Named Executive Officers also participate in the Company's broad-based employee benefits program that includes a pension program, a savings and investment plan, group health and disability coverage, group life insurance, and other benefit plans.

  CEO COMPENSATION

     With respect to 2001, the Company's President and CEO, J. Barry Griswell, was its most highly compensated officer. The Committee's recommendations to the Board concerning Mr. Griswell's base salary, annual incentive award under the PrinPay Plan, and awards under the Long-Term Performance Plan were based on the considerations discussed below.

     BASE SALARY. Under his employment agreement with the Company, Mr. Griswell receives an annual base salary of $850,000 which is subject to periodic increases in accordance with the Company's compensation practices. For 2001, the Committee recommended to the Board of Directors that Mr. Griswell's base salary be increased to $925,000. In addition to taking into account the Company's and Mr. Griswell's performance, that determination was based on information received by the Committee from its independent compensation consultant which compared Mr. Griswell's compensation as the CEO of the Company with the compensation received by other chief executive officers of leading life insurance companies and asset accumulation and management companies with which the Company competes. The Board approved this recommended base salary for Mr. Griswell effective January 13, 2001. The total base salary earned by Mr. Griswell for 2001 was $919,231.

     ANNUAL INCENTIVE. In determining the 2001 annual incentive award for Mr. Griswell under the PrinPay Plan, the Committee evaluated the performance of the Company and Mr. Griswell. Mr. Griswell's total award opportunity under the plan for achieving target performance in 2001 was set at 100% of his base salary. His maximum award for achieving performance above target was set at 200% of base salary. The corporate performance component of Mr. Griswell's annual incentive award (which the Committee decided at the start of the plan year should be weighted at 80% for his position) was determined as described above for the other executive officers. Mr. Griswell's individual performance component (which the Committee decided at the start of the plan year should be weighted at 20% for his position) was determined by the Committee by evaluating his performance in relation to the individual goals to which the Board-Management Committee and Mr. Griswell had agreed. These individual goals were directed towards achieving quarterly and annual financial goals for operating earnings, return on equity, growth and profitability of key businesses, human resource development and succession planning, and leadership of the organization. The Committee determined Mr. Griswell achieved most and exceeded many of the individual goals established for the year.

     In view of these accomplishments, the Committee recommended an annual incentive award for Mr. Griswell for 2001 of $845,692. This award represents 92% of his target award opportunity of 100% of base salary and reflects the company-wide adjustment made to the corporate performance component under the PrinPay Plan and the award under that plan in recognition of his individual performance.

     LONG-TERM INCENTIVES. Mr. Griswell participates in the Long-Term Performance Plan. Based on the relationship of performance results to target levels discussed above, Mr. Griswell received a long-term incentive payment of $516,963 relating to the three-year performance period ended December 31, 2001. For the three-year performance period beginning January 1, 2001, Mr. Griswell was awarded performance units based on an incentive target equal to 75% of his base salary for 2001. The Committee approved the Company's financial targets to be achieved over the 2001-2003 performance period under the Long-Term Performance Plan. These long-term pay opportunities are intended to put a substantial portion of Mr. Griswell's total compensation at risk, depending upon his effectiveness in helping the Company achieve its financial and strategic business goals.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for annual compensation over $1,000,000 paid to its chief executive officer and four other most highly compensated executive officers. There are exceptions to this deduction limit, including one for certain performance based compensation. When a private company completes a public offering, as the Company did in 2001, the deduction limit does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed before the public offering. In the case of the Company, this exception applies until one of the following events occurs: the expiration or material modification of the plan or agreement, the issuance of all stock or other compensation allocated under the plan, or the annual shareholders meeting in 2005. All of the Company's current compensation plans and agreements that apply to its Named Executive Officers were in existence prior to the Company's public offering. The Committee intends to monitor the potential impact of Section 162(m) on the Company's compensation arrangements and to qualify to the extent reasonable the Named Executive Officers' compensation for deductibility under applicable tax laws. The Committee, however, may approve compensation arrangements that could lead to the Company's loss of a tax deduction when it believes that action is appropriate to attract and retain qualified individuals to serve as senior executive officers of the Company and to reward those individuals for successful performance.

                                          William T. Kerr, Chair
                                          Gary E. Costley
                                          C. Daniel Gelatt
                                          Ronald D. Pearson

PERFORMANCE GRAPH

     The following graph sets forth a comparison of cumulative total return for the Common Stock of the Company ("PFG"), the Standard & Poor's 500 Index ("S&P 500"), and the Standard & Poor's 500 Financials Index ("S&P 500 Financials"), adjusted to assume the reinvestment of dividends, from October 23, 2001 (the first day of trading of Common Stock following the Company's initial public offering) to December 31, 2001. It assumes $100 invested in each of the Common Stock, the S&P 500 and the S&P 500 Financials.

[PERFORMANCE LINE GRAPH]

                                               PRINCIPAL FINANCIAL GROUP,
                                                          INC.                       S&P 500               S&P 500 FINANCIALS
                                               --------------------------            -------               ------------------
10/23/2001                                               100.00                      100.00                      100.00
10/31/2001                                               107.14                       97.73                       97.15
11/30/2001                                               109.29                      105.24                      104.09
12/31/2001                                               114.29                      106.16                      106.36

                           ANNUAL REPORT ON FORM 10-K

     Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2001, by calling 800-986-3343, select option 1 or 2 (for English or Spanish), then option 4 (Investor Relations), by downloading the report from the Investor Relations section of the Company's Internet site at www.principal.com, or by writing to the Company's Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420, Attention: Linda Stoffel.

                                 OTHER MATTERS

     The management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interests of the Company.

                             DELIVERY OF DOCUMENTS

HOUSEHOLDING OF MATERIALS

     Pursuant to a notice sent by the Company to its eligible shareholders, the Company is sending only one copy of this proxy statement and the Annual Report to those households in which multiple shareholders share the same address unless the Company has received instructions from a shareholder requesting receipt of separate copies of these materials. If you are a shareholder of the Company who shares the same address as other shareholders of the Company and would like to receive a separate copy of this proxy statement or the Annual Report or future proxy statements, information statements and annual reports, please contact Linda Stoffel at 800-986-3343, select option 1 or 2 (for English or Spanish), then option 4 (Investor Relations) or write to the Company's Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420, Attention: Linda Stoffel. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy statements, information statements and annual reports, please contact Mellon Investor Services at 866-781-1368, or write to them at P. O. Box 3338, South Hackensack, New Jersey 07606.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

     The Company is offering its shareholders the opportunity to consent to access future proxy materials and annual reports electronically. Electronic access could save the Company a significant portion of the costs associated with printing and mailing annual meeting materials, and the Company hopes that shareholders find this service convenient and useful. By providing the appropriate information when you vote by proxy via the Internet, you may consent to access future proxy materials and/or annual reports electronically. If you consent, and the Company elects to provide you with electronic access to future proxy materials and/or annual reports, the Company will send you a notice by United States mail explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com. In addition, if you consent to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of the proxy materials and annual report.

                    SHAREHOLDERS PROPOSALS FOR 2003 MEETING

     In order for shareholder proposals for the 2003 annual meeting of shareholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its principal office in Des Moines, Iowa, no later than December 10, 2002. In addition, all proposals for inclusion in the proxy statement must comply with all of the requirements of SEC Rule 14a-8 under the Exchange Act. In addition, a proposal may not be presented at the 2003 annual meeting and no persons may be nominated for election to the Board at that meeting unless the Company receives notice of the proposal or nomination between January 20, 2003 and February 19, 2003. Your notice should be addressed to Ms. Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300. Your notice must comply with certain other requirements set forth in the Company's By-Laws, a copy of which may be obtained from the Corporate Secretary of the Company.

April 9, 2002

                     APPENDIX A -- AUDIT COMMITTEE CHARTER

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                       OF PRINCIPAL FINANCIAL GROUP, INC.

                             (ADOPTED MAY 21, 2001)

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting processes and systems of internal accounting and financial controls of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors. In doing so, it is the responsibility of the Audit Committee to maintain free and open communications between the Audit Committee, independent and internal auditors, management and the Board of Directors.

     The members of the Audit Committee shall meet the composition, independence and experience requirements of the New York Stock Exchange. The members and the chairperson of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. In the absence of the chairperson, the chairperson of the Board may appoint an acting chairperson of the Audit Committee.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall meet not less than four times per year and shall make regular reports to the Board.

     The Audit Committee shall:

           1. Annually evaluate Committee compliance with this Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish this Charter at least every three years in accordance with SEC regulations.

           2. Review the annual audited financial statements with management and independent auditors, including major issues regarding accounting and auditing principles, practices and judgments as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

           3. Review an analysis prepared by management and the primary independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

           4. Review with the primary independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

           5. In consultation with management, independent auditors and internal auditors, consider the integrity of the Company's financial reporting processes and controls. Review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

           6. Review with management and as desired, the primary independent auditor, the Company's quarterly financial statements prior to the release of quarterly earnings. This review may include the entire Audit Committee, or the Chair only, as determined in each case by the Chair.

           7. Review major changes to the Company's auditing and accounting principles and practices as suggested by the primary independent auditor, internal auditor or management.

           8. Recommend to the Board the appointment and audit fees of the primary independent auditor, which firm shall be selected by and is ultimately accountable to the Audit Committee and the Board.

           9. Evaluate together with the Board the performance of the primary independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the primary independent auditor.

          10. Approve other significant compensation to be paid to the primary independent auditor consistent with the Principal Financial Group, Inc. Policy on Auditor Independence.

          11. Receive periodic written reports from the primary independent auditor delineating all relationships between the auditor and the Company; discuss such reports with the auditor on an annual basis, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

          12. Review the primary independent auditor's audit plan and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

          13. Discuss with the primary independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          14. Review the appointment, performance and replacement of the senior internal auditing executive.

          15. Review the significant issues reported to management prepared by the internal auditing department and management's responses.

          16. Review the budget, plan, changes in plan, activities, organization structure and qualification of the internal audit department, as needed.

          17. Obtain reports from management, the Company's senior internal auditing executive and the primary independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Statement of Business Practices.

          18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Statement of Business Practices.

          20. Review with the Company's counsel any legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          21. Meet at least annually with the senior internal auditing executive and the primary independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and independent auditors or to assure compliance with laws and regulations and the Company's Statement of Business Practices.

================================================================================
Voting Instruction Card                                        Please mark
                                                               your votes as
                                                               indicated in
                                                               this example  [X]


--------------------------------------------------------------------------------
                           Directors' Proposals (p. 3)
                        Directors recommend a vote "FOR"
--------------------------------------------------------------------------------
1. Elect all                            Withhold
   Director            For*             Authority
   Nominees
                       [ ]                 [ ]

*To withhold authority for any nominee, write the number preceding the nominee's name on the lines below. Director Nominees:

(01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley,
(04) William T. Kerr

Withhold authority for: _________   _________    _________    _________
--------------------------------------------------------------------------------

                        --------------------------------
                        Ratification of Auditors (p. 9)
                        Directors recommend a vote "FOR"

                        FOR         AGAINST      ABSTAIN

                        [ ]           [ ]          [ ]
                        --------------------------------

                                                Principal Financial Group [Logo]

Signature(s) ___________________________________________ Date __________________

Note: Please sign as name appears above. When signing as administrator or trustee, please give full title as such.
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                     Vote by Mail or Telephone or Internet
                          24 Hours a Day, 7 Days a Week

  Vote by Mail               Vote by Telephone         Vote on the Internet

Mark, sign and date         Call toll-free             Access the Internet
your Proxy Card and         800-435-6710 on a          address:
return it in the            touch-tone phone.          http://www.eproxy.com/pfg
enclosed                    Have this card handy       to cast your vote.
postage-paid                - you will be asked        Have this card handy
envelope or mail to    OR   to enter your         OR   when you access the
Mellon Investor             control number             website. You will be
Services, PO Box            located in the box         prompted to enter
3517, S. Hackensack,        below.                     your control number
NJ 07606-3865.                                         located in the box
                                                       below.

EE 9048

           If you vote by telephone or on the Internet you do NOT need to mail in your Voting Instruction Card.

================================================================================

================================================================================

Principal Financial Group [Logo]                         VOTING INSTRUCTION CARD

The signer of this Voting Instruction Card hereby authorizes Bankers Trust Company, NA of Des Moines, Iowa, the Trustee for The Principal Select Savings Plan for Employees and The Principal Select Savings Plan for Individual Field
(Plan), as holder of Plan assets invested in Principal Financial Group, Inc. common stock, to vote in person or by proxy, all shares credited to my Plan account as of March 22, 2002, the record date, at the 2002 Annual Meeting of Shareholders to be held on May 20, 2002, or at any adjournments or postponements thereof.

Your vote for the election of Directors for the terms set forth in the Proxy Statement may be indicated on the reverse side of this card. Nominees are: (01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley, and (04) William T. Kerr.

You must indicate how the underlying Principal Financial Group, Inc. shares allocated to your Plan account are to be voted by the Trustee by checking the boxes on the reverse side of this form. If you complete the voting instruction but give no directions, the Trustee will vote your shares for the election of all listed nominees and in accordance with the Directors' recommendations on the matters listed on the front of this card. If you do not complete the voting instructions, the Trustee will vote your shares as the Trustee determines in its discretion.

Your voting instruction must be received no later than 4:00 p.m. Eastern Daylight Time, May 15, 2002 in order for the Trustee to vote your shares as you instructed.

Your vote is important. Please vote by mail, by phone or on the Internet. To vote by mail, please sign and date the front of this card and return promptly in the enclosed postage-paid envelope; or mail to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

================================================================================

================================================================================
Voting Instruction Card                                        Please mark
                                                               your votes as
                                                               indicated in
                                                               this example  [X]


--------------------------------------------------------------------------------
                           Directors' Proposals (p. 3)
                        Directors recommend a vote "FOR"
--------------------------------------------------------------------------------
1. Elect all                            Withhold
   Director            For*             Authority
   Nominees
                       [ ]                 [ ]

*To withhold authority for any nominee, write the number preceding the nominee's name on the lines below. Director Nominees:

(01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley,
(04) William T. Kerr

Withhold authority for: ________    ________    ________    ________
--------------------------------------------------------------------------------

                        --------------------------------
                        Ratification of Auditors (p. 9)
                        Directors recommend a vote "FOR"

                        FOR         AGAINST      ABSTAIN

                        [ ]           [ ]          [ ]
                        --------------------------------

                                                Principal Financial Group [Logo]

Signature(s) ___________________________________________ Date __________________

Note: Please sign as name appears above. When signing as administrator or trustee, please give full title as such.
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                      Vote by Mail or Telephone or Internet
                          24 Hours a Day, 7 Days a Week

  Vote by Mail               Vote by Telephone         Vote on the Internet

Mark, sign and date         Call toll-free             Access the Internet
your Proxy Card and         800-435-6710 on a          address:
return it in the            touch-tone phone.          http://www.eproxy.com/pfg
enclosed                    Have this card handy       to cast your vote.
postage-paid                - you will be asked        Have this card handy
envelope or mail to    OR   to enter your         OR   when you access the
Mellon Investor             control number             website. You will be
Services, PO Box            located in the box         prompted to enter
3517, S. Hackensack,        below.                     your control number
NJ 07606-3865.                                         located in the box
                                                       below.

EE 9055

           If you vote by telephone or on the Internet you do NOT need to mail in your Voting Instruction Card.

================================================================================

================================================================================

Principal Financial Group [Logo]                         VOTING INSTRUCTION CARD

The signer of this Voting Instruction Card hereby authorizes Northern Trust Investments, Inc., Portfolio Manager of the Stock Separate Account, to vote, as agent for Principal Life Insurance Company, in person or by proxy all shares (inclusive of fractional shares) attributable to units credited to my account as of March 22, 2002, the record date, at the 2002 Annual Meeting of Shareholders to be held on May 20, 2002, or at any adjournments or postponements thereof.

Your vote for the election of Directors for the terms set forth in the Proxy Statement may be indicated on the reverse side of this card. Nominees are: (01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley, and (04) William T. Kerr.

You must indicate how your shares are to be voted by the Portfolio Manager by checking the boxes on the reverse side of this form. If you complete the voting instruction but give no directions, Northern Trust will vote your shares for the election of all listed nominees and in accordance with the Directors' recommendations on the matters listed on the front of this card. If you do not complete the voting instruction, Northern Trust will vote your shares in the same proportion as the shares held in the Separate Account as to which Northern Trust has received voting instructions.

Your voting instruction must be received no later than 4:00 p.m. Eastern Daylight Time, May 15, 2002 in order for the Portfolio Manager to vote your shares as you instructed.

Your vote is important. Please vote by mail, by phone or on the Internet. To vote by mail, please sign and date the front of this card and return promptly in the enclosed postage-paid envelope; or mail to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

================================================================================

================================================================================
Proxy Card                                                     Please mark
                                                               your votes as
                                                               indicated in
                                                               this example  [X]

--------------------------------------------------------------------------------
                           Directors' Proposals (p. 3)
                        Directors recommend a vote "FOR"
--------------------------------------------------------------------------------
1. Elect all                            Withhold
   Director            For*             Authority
   Nominees
                       [ ]                 [ ]

*To withhold authority for any nominee, write the number preceding the nominee's name on the lines below. Director Nominees:

(01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley,
(04) William T. Kerr

Withhold authority for: ________    ________    ________    ________
--------------------------------------------------------------------------------

                        --------------------------------
                        Ratification of Auditors (p. 9)
                        Directors recommend a vote "FOR"

                        FOR         AGAINST      ABSTAIN

                        [ ]           [ ]          [ ]
                        --------------------------------

I consent to access future Annual
Reports and Proxy Statements and other
financial information electronically via
the Internet. (p. 24)                        [ ]

I plan to attend the Annual Meeting.         [ ]

Signature(s) ______________________________________________ Date _______________

Note: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                      Vote by Mail or Telephone or Internet
                          24 Hours a Day, 7 Days a Week

  Vote by Mail               Vote by Telephone         Vote on the Internet

Mark, sign and date         Call toll-free             Access the Internet
your Proxy Card and         800-435-6710 on a          address:
return it in the            touch-tone phone.          http://www.eproxy.com/pfg
enclosed                    Have this card handy       to cast your vote.
postage-paid                - you will be asked        Have this card handy
envelope or mail to    OR   to enter your         OR   when you access the
Mellon Investor             control number             website. You will be
Services, PO Box            located in the box         prompted to enter
3517, S. Hackensack,        below.                     your control number
NJ 07606-3865.                                         located in the box
                                                       below.

If you vote by telephone or Internet, you will be prompted to choose access to all future proxy materials (Annual Reports, Proxy Statements and other financial information) via the Internet. If you choose online access to proxy materials, you will continue to receive a Proxy Card in the mail. The Proxy Card will include the website address and other necessary information to view proxy materials online.

           Votes by telephone and Internet must be completed by 4 p.m.
                      Eastern Daylight Time, May 17, 2002.

         If you vote by telephone or on the Internet you do NOT need to mail in your Proxy Card.
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

Principal Financial Group [Logo]

                         Annual Meeting Admission Ticket

                   ------------------------------------------
                                Annual Meeting of
                         Principal Financial Group, Inc.
                                  Shareholders
                   ------------------------------------------
                   Monday, May 20, 2002, 9:00 a.m. local time
                                   Auditorium
                        711 High Street, Des Moines, Iowa
                   ------------------------------------------
                   To expedite meeting check-in, please bring
                             this Admission Ticket.
                   ------------------------------------------
EE 9040
================================================================================

================================================================================

                                                                      PROXY CARD

This proxy is solicited on behalf of the Board of Directors of the Principal Financial Group, Inc. for the Annual Meeting of Shareholders to be held on May 20, 2002.

The Shareholder signing on the reverse side hereby appoints Michael H. Gersie,
J. Barry Griswell and Joyce N. Hoffman, and each of them, proxies with full power of substitution, to vote all shares of the Principal Financial Group, Inc. common stock held in the name of the Shareholder at the Annual Meeting of Shareholders to be held at 9:00 a.m. local time, May 20, 2002 in the Auditorium at the corporate headquarters of the Principal Financial Group, Inc., and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the front of this card. If no directions are given, the proxies will vote for the election of all listed nominees and in accordance with the Directors' recommendations on the matters listed on the front of this card, and at their discretion on any other matter that may properly come before the meeting.

Your vote for the election of Directors for the terms set forth in the Proxy Statement may be indicated on the reverse side of this card. Nominees are: (01) Betsy J. Bernard, (02) Jocelyn Carter-Miller, (03) Gary E. Costley, and (04) William T. Kerr.

Your vote is important. Please vote by mail, by phone or on the Internet. To vote by mail, please sign and date the front of this card and return promptly in the enclosed postage-paid envelope; or mail to Mellon Investor Services, PO Box 3517, S. Hackensack, NJ 07606-3865.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

         Your Principal Financial Group shareholder account information is available on the Internet.

Visit Investor ServiceDirect(SM) (ISD) at https://vault.melloninvestor.com/isd to access information about and maintain your Principal Financial Group, Inc. stock account. After a simple and secure process of establishing a Personal Identification Number (PIN), you will be able to log in to the system and look up histories, maintain your account information, and obtain information about how to sell and transfer your shares of the Principal Financial Group, Inc. stock. Key sections of the site are:

    Account Status               Purchase/Sell         Account Management
    >  Book-Entry History        >  Sell Shares        >  Consent Update
    >  Certificate History                             >  Taxpayer Certification
    >  Price History                                   >  Address Change
    >  1099 History                                    >  Issue Certificate
                                                       >  Forms and Material
                                                       >  Householding

      Get up-to-date information about your Principal Financial Group, Inc.
                      stock 24 hours a day, 7 days a week.

         This service is provided by Mellon Investor Services, transfer agent for the Principal Financial Group, Inc.
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

        For more information about our products and services, call us at
          800-986-EDGE (3343) or visit the Principal Financial Group on the World Wide Web.

  The Principal home page at www.principal.com is your source for information, including company news releases, details on our product and service solutions and up to the minute information
                 for shareholders and the investment community.

                    WE UNDERSTAND WHAT YOU'RE WORKING FOR(SM)

                                                Principal Financial Group [Logo]